Exhibit 99.1

MONSTER ANNOUNCES PRICING OF $125 MILLION OFFERING

OF CONVERTIBLE SENIOR NOTES DUE 2019

WESTON, MA, October 16, 2014 — Monster (NYSE: MWW) today announced the pricing of an offering of $125 million aggregate principal amount of its convertible senior notes due 2019 (the “notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).  Concurrently with the pricing of the notes, Monster entered into a capped call transaction with an affiliate of one of the initial purchasers. The sale of the notes is expected to close on October 22, 2014, subject to customary closing conditions.

Monster also granted the initial purchasers of the notes an option to purchase up to an additional $18.75 million aggregate principal amount of the notes to cover over-allotments, if any.

The notes will be unsecured, senior obligations of Monster, and interest will be payable semi-annually at a rate of 3.50% per annum.  The notes will mature on October 15, 2019, unless converted or repurchased in accordance with their terms prior to such date.  Prior to January 15, 2019, the notes will be convertible at the option of holders only upon the occurrence of specified events or during certain periods; thereafter, until the second scheduled trading day prior to maturity, the notes will be convertible at the option of holders at any time.

The conversion rate for the notes will initially be 187.7405 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $5.33 per share of Monster’s common stock (“Common Stock”), and is subject to adjustment in certain circumstances.  The initial conversion price represents a premium of approximately 32.5% to the $4.02 per share last reported sale price of the Common Stock on October 16, 2014. Unless and until Monster obtains stockholder approval to issue upon conversion of the notes more than 19.99% of the outstanding shares of Common Stock at the date hereof, Monster will settle conversions of the notes by paying cash up to the principal amount of any converted notes and delivering Common Stock and/or paying cash in respect of any remaining conversion obligation, and the number of shares of Common Stock issuable upon conversion of the notes will be subject to such cap. If Monster obtains stockholder approval to issue upon conversion of the notes more than 19.99% of the outstanding shares of Common Stock at the date hereof, Monster will settle conversions of the notes by paying or delivering, as the case may be, cash, shares of Common Stock or a combination thereof, at its election. Monster will not have the right to redeem the notes prior to maturity.

In connection with the pricing of the notes, Monster entered into a capped call transaction with an affiliate of one of the initial purchasers (the “option counterparty”).  The capped call transaction is expected generally to reduce potential dilution to the Common Stock and/or offset cash payments Monster would have to make in excess of the principal amount of any converted notes in the event that the market price per share of Common Stock, as measured under the terms of the capped call transaction, is greater than the strike price of the capped call transaction, which will initially correspond to the conversion price of the notes and be subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes.  The cap price under the capped call transaction will initially be $7.035 per share, which represents a premium of approximately 75% over the last reported sale price of the Common Stock on October 16, 2014, and is subject to certain adjustments under the terms of the capped call transaction.

In connection with establishing its initial hedge of the capped call transaction, the option counterparty and/or its affiliates expect to enter into various derivative transactions with respect to the Common Stock and/or purchase Common Stock in secondary market transactions concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of the Common Stock or the notes at that time.

If the initial purchasers exercise their over-allotment option, Monster may enter into an additional capped call transaction with the option counterparty.

Monster intends to use the net proceeds from the offering of the notes to pay for the cost of the capped call transaction, to repay in full the term loan under its existing credit facility and to repay a portion of the revolving debt under its existing credit facility (with no corresponding reduction of the existing revolving credit facility).

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offer of these securities will be made only by means of a private offering memorandum. The notes and the shares of Common Stock issuable upon conversion of the notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Monster Worldwide

Monster Worldwide, Inc. (NYSE:MWW), is the global leader in successfully connecting job opportunities and people. Monster uses the world’s most advanced technology to help people Find Better, matching job seekers to opportunities via digital, social and mobile solutions including monster.com®, our flagship website, and employers to the best talent using a vast array of products and services. As an Internet pioneer, more than 200 million people have registered on the Monster Worldwide network. Today, with operations in more than 40 countries, Monster provides the broadest, most sophisticated job seeking, career management, recruitment and talent management capabilities globally.

Special Note: The statements in this release that are not strictly historical, including, without limitation, statements regarding the expected terms of the notes and Monster’s intended use of the proceeds of the offering, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties and, therefore, actual results may differ materially from what is expressed or implied herein. The proposed offering is subject to customary closing conditions. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, economic and other conditions in the markets in which we operate and the other risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference. Many of the factors that will determine Monster’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on the forward-looking statements in this release as they reflect management’s views only as of the date hereof. Monster undertakes no obligation to revise or update any of the forward-looking statements contained in this release or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Monster Worldwide, Inc.

Michael McGuinness

+1-212-351-7110, michael.mcguinness@monster.com